DEVELOPMENT ACQUISITION AGREEMENT

         THIS DEVELOPMENT ACQUISITION AGREEMENT (this "Agreement") is made and entered into this ________ day of ____________________, 1997, by and among
QUESTAR PROPERTIES, INC. (the "Developer"), Stephen M. Gorn, John B. Colvin and BRI OP LIMITED PARTNERSHIP, a limited partnership ("BRI OP").

                                   BACKGROUND

         Developer is a Maryland corporation engaged in the business of land development and the construction of multifamily apartment projects. Stephen M. Gorn and John B. Colvin are principal shareholders of the Developer.

         BRI OP is a Delaware limited partnership engaged in the ownership and operation of multifamily apartment projects. Berkshire Realty Company, Inc. ("Berkshire"), a publicly traded real estate investment trust, is a limited partner in BRI OP.

         BRI OP desires to engage Developer to identify and acquire sites in the Mid-Atlantic region of the United States for multifamily apartment projects and to develop and construct multifamily apartment projects on the sites, and Developer desires to accept such engagement.

               NOW, THEREFORE, in consideration of the foregoing, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Developer and BRI OP covenant and agree as follows:

               1. Engagement of Developer. BRI OP hereby engages Developer and Developer hereby accepts such engagement to be BRI OP's exclusive developer/builder in connection with the identification, development and acquisition of multifamily apartment development sites in the Mid-Atlantic Region (i.e. Pennsylvania, Delaware, Maryland, Washington, D.C. and Virginia) of the United States (each a "New Development Site") and the engineering, design and construction of multifamily apartment projects of between 100 and 1,000 units (each a "New Development Project") on the New Development Sites.

               1.1. BRI OP agrees, subject to the terms of this Agreement, that its engagement of Developer shall be exclusive for the Term (as hereinafter defined) of this Agreement and that, accordingly, during the Term of this
Agreement:

               a. if BRI OP, Berkshire or any of its other affiliates is presented by a third party with any site in the Mid-Atlantic Region for the construction of a multifamily apartment project, BRI

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OP will advise Developer of such opportunity and allow Developer to negotiate for the acquisition of the site as a New Development Site in accordance with this Agreement;

               b. except as provided in this Agreement, if BRI OP, Berkshire or any of its other affiliates is or becomes the owner of any New Development Site in the Mid-Atlantic Region for the construction of a Multifamily Apartment Project, BRI OP will engage Developer to design and construct a Multifamily Apartment Project on the New Development Site in accordance with this Agreement; and

               c. except as provided in this Agreement, BRI OP will not engage any other person or entity to acquire, develop or construct New Development Sites or New Development Projects in the Mid-Atlantic Region nor will it, on its own behalf, or through Berkshire or any of its other affiliates, acquire, develop or construct New Development Sites or New Development Projects in the Mid-Atlantic Region.

               1.2. Developer agrees that its engagement with BRI OP shall be exclusive for the Term of this Agreement and that, accordingly, during the Term of this Agreement:

               a. Developer, on its own behalf and on behalf of all of its affiliates (as defined in Section 7.11) shall acquire New Development Sites and construct New Development Projects only in the Mid-Atlantic Region and neither Developer, on its own behalf or on behalf of any other person or entity or of any of its affiliates, shall acquire any New Development Site in any location in the United States (other than the Mid-Atlantic Region) nor develop or construct any New Development Project in any location in the United States (other than the Mid-Atlantic Region);

               b. except as provided in this Agreement, Developer and all of its affiliates, shall acquire, develop and construct New Development Sites and New Development Projects in the Mid-Atlantic Region solely for BRI OP, or its affiliates and for no other person or party;

               c. except as provided in this Agreement, neither Developer, on its own behalf, nor any of its affiliates shall agree with any other person or entity, other than BRI OP or its affiliates to acquire, develop or construct any New Development Site or New Development Project in the Mid-Atlantic Region nor will Developer, on its own behalf, nor will any affiliate of Developer, acquire, develop or construct New Development Sites or New Development Projects for its own account in the Mid-Atlantic Region.

               d. Developer agrees that it will first present to BRI OP all opportunities for New Development Sites of which Developer or any of its affiliates (as defined in Section 7.11) becomes aware in accordance with the provisions of Section 3 hereof prior to presenting such opportunities to any other person or entity.


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               1.3. Except as provided in this Agreement, Stephen M. Gorn and
John B. Colvin agree that during the Term of this Agreement, they will not, directly or indirectly, as an individual, proprietor, partner stockholder, officer, employee, director, joint venturer, investor, lender, consultant, or as any other capacity whatsoever, acquire, develop or construct (or participate in the formation of a business which does any of the same and/or assist any other person in doing any of the same) any New Development Site or New Development Project for any person or party, including themselves, other than BRI OP and its affiliates except to the extent that the Developer is expressly permitted to do so under the terms of this Agreement. The foregoing sentence shall not, however, be construed to (a) prohibit Stephen M. Gorn and/or John B. Colvin from holding an ownership interest in an entity, whether as a partner, stockholder, investor or otherwise, in which he or they do not exercise or have the power to exercise managerial control, do not own 50% or more of the economic interests in a privately owned entity or 10% or more of the economic interests in a publicly traded entity and for which they perform no services for which they are paid, nor (b) apply to any of the properties that are the subject of the Related Agreements or the subject of those certain Development Contribution Agreements by and between affiliates of the Developer and BRI OP.

               1.4. The provisions of this Section 1 shall not apply to the acquisition, development or construction of sites for the development of for-sale housing, including, but not limited to single family, townhouse and garden condominium projects and such sites shall not be deemed "New Development Sites".

               2. Term.

               2.1. The term of this Agreement (the "Term") shall commence on that date on which closing occurs under those certain agreements by and among Developer and/or its affiliates and/or entities in which affiliates of Developer are partners and BRI OP and/or its affiliates, as identified on Exhibit A hereto (the "Related Agreements"), and shall expire on the fifth anniversary of such date (the "Termination Date"). Notwithstanding the foregoing, if, after the Term of this Agreement commences, both of the Termination Events (as hereinafter defined) occur, then either party, by written notice to the other party, may terminate this Agreement, in which event (a) the Termination Date shall be deemed to have occurred upon receipt of such notice by the other party and the Term of this Agreement shall expire on such Termination Date, (b) neither party hereto shall have any further rights or obligations hereunder (except as otherwise provided in Section 2.3), and (c) the Employment Agreements between BRI OP and Stephen M. Gorn and John B. Colvin and the Consulting Agreement between BRI OP and Morton Gorn shall terminate. The Termination Events shall consist of (1) closing occurring under both of the Development Contribution Agreements between BRI OP and Ironhorse Associates, L.L.C. ("Ironhorse") or if closing does not occur under one or both of such Development Contribution Agreements, such Development Contribution Agreement(s) as to which closing does not occur having terminated for any reason (other than a default by the party giving notice of termination), and (2) pursuant to Section 3.2, BRI OP having determined on a

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preliminary basis that the Threshold Conditions have not been satisfied with respect to four consecutive New Development Sites presented by Developer.

               2.2. If closing under such Related Agreements has not occurred by October 31, 1997, (such date being subject to further extension by mutual written agreement of both parties) then this Agreement shall automatically terminate and neither party hereto shall have any further rights or obligations hereunder.

               2.3. Notwithstanding the occurrence of the Termination Date, (a) this Agreement shall continue in effect as to any New Development Site acquired by Developer or BRI OP prior to the Termination Date or placed under contract to be acquired by Developer or BRI OP prior to the Termination Date, and (b) termination upon the Termination Date however shall not affect the rights and obligations of the parties hereto under any separate agreement including, but not limited to, a Project Development Agreement (as hereinafter defined) or a Tri Party Agreement (as hereinafter defined) hereafter entered into pursuant to the provisions of this Agreement, which rights and obligations shall continue in full force and effect.

               3. Acquisition of New Development Sites.

               3.1. BRI OP agrees to purchase on an annual basis from or through Developer New Development Sites, to the extent available, which can accommodate an aggregate minimum of 500 apartment units in New Development Projects which satisfy the following conditions (the "Threshold Conditions"):

               a. Each New Development Site shall have potential for development of a New Development Project of no less than 100 and no more than 1,000 apartment units.

               b. Each New Development Site shall be located in the Mid-Atlantic Region.

               c. Each New Development Site shall have potential for development of a 100% market rental New Development Project, with no rent controls or rent subsidies.

               d. BRI OP shall have conducted and approved, in its reasonable discretion, all due diligence inspections necessary to determine that an adequate market for the New Development Project exists and that the proposed New Development Project is appropriate for the market.

               e. BRI OP shall have no obligation to purchase and/or develop a New Development Site unless the development costs (i.e. (i) hard development costs, (ii) soft development costs, including interest and third party professional costs, (iii) Land Acquisition Costs (as hereinafter defined), and
(iv) a G.C. Development Fee of 7% of the costs listed in (i) through (iii) payable to Developer) reasonably projected by Developer and reasonably agreed to by BRI OP (the "Projected Total Development Cost") to develop the New Development Project are equal or less


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

than the Target Development Cost. The Target Development Cost is equal to Stabilized NOI (as hereinafter defined) divided by the New Development Cap Rate (as hereinafter defined).
               (i) Stabilized NOI is the net operating income at 93% occupancy reasonably projected by Developer for the New Development Project and reasonably agreed to by BRI OP for the 12-month period of operations of the New Development Project commencing on the first month after 90% of the units in the New Development Project have been leased for a period of 3 months.

               (ii) Operating expenses used in determining net operating income shall consist of the following: the customary and reasonable operating expenses of the Property, including, but not limited to, expenses for insurance, on-site employees, utilities, lawn care, ordinary maintenance and repair, real estate taxes, a management fee of 5%, advertising and leasing, interior painting and redecorating, and general and administrative, but not including depreciation or capital expenses.

               (iii) The New Development Cap Rate is the greater of (x) 10.0% or
(y) the sum of the BRI OP Blended Cost of Capital (as hereinafter defined) plus 100 basis points.

               (iv) The BRI OP Blended Cost of Capital is the sum of (x) the BRI OP Equity Rate (as hereinafter defined) multiplied by 0.6, plus (y) the BRI OP Debt Rate (as hereinafter defined) multiplied by 0.4.

               (v) The BRI OP Equity Rate is calculated as follows: (x) the BRI OP Budgeted FFO (i.e. funds from operations as determined in accordance with the NAREIT standards), as established by BRI OP (for the calendar year in which the development and construction of the New Development Site is to commence) divided by (y) the share price of the Common Stock of Berkshire at the time of analysis divided by (z) the BRI OP Offering Cost Percentage (as hereinafter defined).

               (vi) The BRI OP Offering Cost Percentage is the quotient of the total offering costs incurred by Berkshire in its 1997 public offering of Common Stock divided by the total dollars raised by Berkshire in connection with the public offering.

               (vii) The BRI OP Debt Rate is the permanent debt rate available at the time of the analysis to qualified borrowers for a mortgage loan by the Federal National Mortgage Association under its Tier IV loan guidelines.

               (viii) An example of the calculation of the BRI OP Blended Cost of Capital is attached as Exhibit B.

               3.2. Developer shall make a formal, preliminary presentation to BRI OP of the proposed New Development Site. BRI OP shall determine, on a preliminary basis, whether all


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Threshold Conditions have been satisfied within 15 days of formal preliminary presentation by Developer. If BRI OP determines that the Threshold Conditions are not satisfied, then notwithstanding the provisions of Section 1, Developer shall be free to acquire the New Development Site and develop it free of all exclusive and non-competition agreements contained in this Agreement and in any of the Related Agreements or in any other documents executed in connection therewith or pursuant thereto, including, but not limited to any Employment Agreement or Consulting Agreement between BRI OP and any of Morton Gorn, Stephen
M. Gorn or John B. Colvin; provided, that if Developer so elects to acquire and begins development of a multifamily apartment project on any such New Development Site which BRI OP has not approved (a "Non-Approved New Development Site"), for each Non-Approved New Development Site in number which Developer acquires and begins development, notwithstanding the provisions of Section 1, BRI OP shall be permitted to acquire and/or develop with other BRI OP personnel or with any third party an equal number of multifamily apartment projects in the Mid-Atlantic Region, free of all exclusive and non-competition agreements contained in this Agreement and in any Related Agreement. If, based on the preliminary presentation, BRI OP determines that the Threshold Conditions are satisfied, then BRI OP shall proceed to acquire the New Development Site as provided under Section 3.3. All determinations by BRI OP shall be made by written notice to Developer, and the specific reasons for any determination shall be set forth in the notice.

               3.3. Each New Development Site to be acquired by BRI OP shall either be owned by Developer (or an affiliate of Developer that is either a general partnership, limited partnership, or limited liability company) or, at the option of Developer, under a binding purchase agreement between Developer and a third-party seller. Closing on the acquisition of the New Development Site shall occur either (a) within 60 days after BRI OP determines, on a preliminary basis, that the Threshold Conditions have been satisfied if Developer or an affiliate of Developer owns the New Development Site or (b) if the New Development Site is under a binding purchase agreement, then on the date required for closing under the binding purchase agreement. At Closing, as applicable, either Developer shall convey the New Development Site to BRI OP, or at the option of BRI OP, assign all of the partnership interests or limited liability company interests in the entity owning the New Development Site to BRI OP. If Developer owns the New Development Site, the land purchase price payable by BRI OP shall be equal to the total price paid by Developer (including all closing costs) at the time it acquired the New Development Site (i.e., a sale "at cost"). If the New Development Site is under a binding purchase agreement, the Developer shall assign the existing purchase agreement and the third-party seller shall convey the New Development Site directly to BRI OP, in which event the land purchase price shall be equal to the price set forth in the existing purchase agreement (in either case, the "Land Purchase Price"). In addition, regardless of the method by which BRI OP acquires the New Development Site, at Closing, BRI shall pay to Developer an acquisition fee equal to 7% of the Land Purchase Price (the "Land Acquisition Fee"). Regardless of the method by which BRI OP acquires the New Development Site, all closing costs not borne by a third-party seller, including, but not limited to, title insurance premiums, survey costs and all transfer recordation, documentary stamp and other taxes imposed on the conveyance, shall be paid by BRI OP. The Land Purchase Price, such closing costs and the Land Acquisition Fee are referred to collectively as the "Land Acquisition Costs."

               4. Development and Construction.

               4.1. Within 30 days after closing by BRI OP on the New Development Site, Developer and BRI OP shall agree upon a projected timetable and schedule of responsibilities for obtaining the information and performing such studies and analyses as are necessary to determine, on a final basis, whether the Threshold Conditions are satisfied.

               4.2. Within 6 months after Closing by BRI OP on the New Development Site, Developer shall make a formal, final presentation to BRI OP of the New Development Project. BRI OP shall determine, on a final basis, whether all Threshold Conditions for development of the New Development Project upon the New Development Site are satisfied within 15 days of formal, final presentation by Developer. At the time that BRI OP makes such decision, BRI OP shall elect one of the following options to proceed after acquisition: (a) promptly begin development of the New Development Site with Developer as provided in Section 4.3, or (b) if and only if, in BRI OP's reasonable judgment, the capital markets do not currently make available sufficient capital for the New Development Project, but the New Development Site represents an attractive site for future development of a New Development Project when capital market conditions improve, hold the New Development Site for future development in accordance with Section 5 below, or (c) if, based upon the final, formal presentation of Developer, BRI OP has determined that the Threshold Conditions for development of the New Development Site have not been met, hold and/or dispose of the New Development Site in accordance with Section 5 below. Once a final determination is made to proceed with development under Section 4.3, BRI OP shall be obligated to proceed with the development and construction of the New Development Project unless, in BRI OP's reasonable judgment, a material adverse change occurs in the capital markets which makes the capital contemplated for the New Development Project unavailable, in which case, BRI OP shall immediately notify Developer, and the provisions of Section 5 below shall apply. All determinations by BRI OP shall be made by written notice to Developer, and the specific reasons for any determination shall be set forth in the notice.

                  4.3. If development of the New Development Site is to proceed, then, within 30 days after the final determination that the Threshold Conditions have been satisfied, BRI OP and Developer, or an affiliate of Developer designated by Developer, shall enter into a development agreement for the development of a New Development Project on the New Development Site acquired by BRI OP (a "Project Development Agreement"). Under the terms of the Project Development Agreement, the parties shall agree, among other terms:

               a. Developer shall be solely responsible to develop the New Development Project, including without limitation, Developer shall (i) engage the project architect and engineer to design the project, (ii) obtain all governmental permits and approvals, (iii) engage and supervise all contractors and suppliers (which may include affiliates of Developer), (iv) obtain the construction loan financing, (v) clear, grade and develop the New Development Site, and (vi) construct the New Development Project substantially in accordance with the plans and specifications. Berkshire Property Management, at the sole cost and expense of BRI OP shall be responsible for lease-up during and after construction and property management of buildings following their completion and as they are placed in service.

               b. With respect to construction financing, BRI OP shall not have any liability or obligation for payment or performance under the construction loan; it being agreed that the Developer shall be the borrower under the construction loan and Stephen M. Gorn and John B. Colvin shall provide all recourse guaranties and/or credit enhancement if required by the construction lender; however, BRI OP shall agree to grant an accommodation first mortgage of the New Development Site to the construction lender to secure the construction loan. In consideration thereof, Stephen M. Gorn and John B. Colvin ("Guarantors") shall provide BRI OP with a recourse indemnity which shall provide that if the construction lender forecloses the mortgage due to a failure of the Developer to perform its obligations under the Project Development Agreement, then the Guarantors shall pay to BRI OP a sum equal to the Land Acquisition Cost paid by BRI OP for the New Development Site. Until the Payment Date, Developer shall be responsible to pay for all costs of construction (hard and soft costs) and to satisfy all requirements of the construction lender (whether monetary or otherwise).

               c. On the Payment Date, the amount to be paid by BRI OP to Developer for the New Development Project (the "Development Purchase Price") shall be equal to the lesser of (i) the actual development costs (i.e. (x) hard costs, (y) soft costs and (z) a G.C. Development Fee of 7% of the costs listed in (a) and (b) above) or (ii) a guaranteed maximum price (as specified and agreed to in the Project Development Agreement). All such sums shall be paid in full on the Payment Date, without deduction, escrow or set off. On the Payment Date, Developer shall be obligated to pay-off the construction loan in full and to cause release of all deeds of trust, mortgages and other liens on the New Development Project being held by the Lender.

               d. The payment of the Development Purchase Price by BRI OP to the Developer on the New Development Project shall occur (such date of payment being called the "Payment Date") upon the first business day of the first month after the last to occur of (a) the substantial completion of construction of the New Development Project, excluding punch-list items not affecting occupancy (provided Developer shall thereafter complete all punch-list items at no expense to BRI OP) (the "Completion Date") as evidenced by satisfaction of each of the following conditions (the "Closing Conditions"): (i) final certificates of occupancy issued by the appropriate governmental authority, and (ii) a certificate of substantial completion issued by Developer or such affiliate of Developer as Developer may designate to be the general contractor for construction of the Improvements ("Questar Builders") certifying that the Improvements have been substantially completed in accordance with the plans and specifications for the New Development Project, as such may be modified from time to time by Developer, in accordance with the provisions of the Project Development Agreement. The issuance of final lien waivers by Questar Builders and subcontractors covering at least 95% of the construction cost shall be a condition precedent to payment of the Development Purchase Price. If a dispute shall exist as to whether substantial completion has occurred, the dispute shall be promptly submitted to binding arbitration by a qualified third party mutually acceptable to the parties or, if they are unable to agree upon a third party, then by arbitrators appointed pursuant to the applicable rules of the American Arbitration Association. The status of occupancy of the New Development Project by rent-paying tenants and the rents generated by such occupancy by such occupancy shall not be conditions to Closing.

               e. The Developer or any affiliate of Developer that enters into a Project Development Agreement shall also have the right to collaterally assign its interests under a Project Development Agreement to a construction lender providing construction financing to the Developer for the New Development Project (the "Lender"). If Developer so assigns the Project Development Agreement, then BRI OP agrees to enter into an agreement with the Lender (the "Tri Party Agreement") providing that: (a) BRI OP agrees to provide the Lender with reasonable notice and opportunity to cure any default by Developer thereunder; (b) BRI OP agrees not to modify or amend the Project Development Agreement without the prior written consent of Lender, (c) BRI OP, at the written request of Lender upon a default under the loan, will pay the Development Purchase Price or such lesser amount as is required to satisfy the loan directly to Lender provided that all conditions to payment of the Development Purchase Price provided in the Project Development Agreement have been satisfied; (d) BRI OP will permit Lender to perform any obligations of Developer thereunder and will agree to recognize Lender as the Developer thereunder should Lender succeed to the interest of Developer, provided, however, that, in such event, Lender's liability under the Project Development Agreement shall be limited to its interest in the New Development Site; and further provided that (e) BRI OP will have no liability for payment of the Lender's loan or the performance of any obligations under any of the loan documents other than the Tri-Party Agreement.

               f. The parties shall negotiate in good faith to agree upon the terms of the Project Development Agreement within the 30 day period after the final determination that the Threshold Conditions have been satisfied as provided in the introductory paragraph of this Section 4.3. If a dispute exists as to the terms, the parties shall endeavor in good faith to resolve such dispute within such 30 day period, but if the dispute cannot be resolved, then such failure to agree shall be deemed a decision by BRI OP under Section 4.2(c) that the Threshold Conditions have not been satisfied and the provisions of
Section 5 of this Agreement shall be applicable.


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

               5. BRI OP Hold. If BRI OP opts not to promptly develop the New Development Project as provided in paragraph 4.2(b) or to hold and/or dispose of the New Development Site as provided in paragraph 4.2.c., then the following provisions shall apply:

               5.1. BRI OP shall not be permitted to sell the New Development Site to any third party (other than an affiliate) or to develop the New Development Project with any third party developer or for its own account for a period of 24 months after the closing by BRI OP on the acquisition of the New Development Site (the "Exclusivity Period") without the prior consent of Developer; provided, however, that if BRI OP elected to hold and/or dispose of the New Development Site under paragraph 4.2.c. or if BRI OP is deemed to have so elected under paragraph 4.3.f., then the Exclusivity Period shall be reduced to 3 months. If the New Development Site is owned by or transferred or sold to an affiliate of BRI OP, then the provisions of this Section 5 shall continue to apply.

               5.2. At the end of the Exclusivity Period, if BRI OP has not subsequently determined that the Threshold Conditions are satisfied and proceeded to commence development with Developer under the provisions of Section 4.3, Developer shall have 120 days from the later of (i) the end of the Exclusivity Period, or (ii) the date on which Developer receives written notice from BRI OP of the expiration date of the Exclusivity Period, within which to elect, by written notice to BRI OP, to purchase the New Development Site from BRI OP for a purchase price equal to the Land Acquisition Costs. If Developer purchases the New Development Site, it shall not be subject to any of the exclusivity or non-competition agreements contained in this Agreement, the Related Agreements or in any other documents executed in connection therewith or pursuant thereto, including, but not limited to, any Employment Agreement or Consulting Agreement between BRI OP and any of Morton Gorn, Stephen M. Gorn or John B. Colvin. All closing costs, including, but not limited to, all transfer, recordation, documentary stamp and other taxes imposed on the conveyance shall be paid by Developer. Closing on the acquisition of the New Development Site by Developer shall occur within 90 days after Developer's written election. At Closing, BRI OP shall convey good and marketable title to the New Development Site to Developer or an affiliate of Developer. Developer may elect, in lieu of a conveyance of the New Development Site to Developer, to require BRI OP to convey to Developer good and marketable title to 100% of the partnership or membership interests in the entity owning the New Development Site.

               5.3. If Developer does not elect to purchase the New Development Site, then, upon the expiration of the Developer's 120 day election period, (i) BRI OP shall pay Developer an additional land acquisition fee (the "Second Land Acquisition Fee") in the amount of 7% of the Land Price, (ii) Developer shall have no further rights to acquire the New Development Site, and (iii) BRI OP shall be free to either (a) continue to hold the New Development Site, (b) sell the New Development Site to any third party or (c) decide in the future to develop the New Development Site with Developer. If within three years thereafter, Developer enters into a Project Development Agreement to develop the New Development Site for BRI OP, then

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

Developer shall give a credit to BRI OP against the Development Purchase Price of the New Development Project equal to one-half of the Second Land Acquisition Fee.

               Section 6. Default. If either party defaults in performing any of its obligations hereunder, then the other party shall be entitled to exercise any or all remedies as may be available at law or in equity on account thereof, including, but not limited to, an action for specific performance, an action for injunctive relief or an action for money damages. In any litigation between the parties, the prevailing party shall be entitled to reimbursement by the non-prevailing party for all court costs and reasonable attorneys' fees. The restrictions contained in Section 1.2 and 1.3 of this Agreement are necessary for the protection of the business and goodwill of BRI OP and its affiliates and are considered by the Developer and Messrs. Gorn and Colvin to be reasonable for such purpose. The Developer and Messrs. Gorn and Colvin agree that any breach of
Section 1.2 or 1.3 of this Agreement is likely to cause BRI OP and its affiliates substantial and irrevocable damage and therefore, in the event of any such breach, the Developer and Messrs. Gorn and Colvin agree that BRI OP, in addition to such other remedies which may be available, shall be entitled to specific performance and other injunctive relief.

               Section 7.  Miscellaneous.

               7.1. Assignment. Except as hereinafter provided, this Agreement may not be assigned by either party hereto. BRI OP shall have the right to designate an affiliate to accept title to a New Development Site, but shall remain fully liable for the performance of all of its obligations hereunder notwithstanding such designation. Developer may designate an affiliate of Developer to acquire title to a New Development Site and/or to enter into a Project Development Agreement, such designated affiliate alone being responsible for the performance of all of the obligations hereunder with respect to the New Development Site or for the performance of the obligations under the Project Development Agreement.

               7.2. Integration. This Agreement embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, including, but not limited to, the agreements contained in the letter of intent dated May 5, 1997, as amended to date, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

               7.3. Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Maryland. Developer and BRI OP consent to the personal jurisdiction of the federal and state courts of the State of Maryland and agree that service of process may be made upon each of them by certified mail, return receipt requested or in any other manner permitted by law.

               7.4. Captions. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

               7.5. Successors and Assigns. Subject to the provisions of this Agreement, the terms, covenants, agreements, conditions, representations and warranties contained in this Agreement shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns.

               7.6. Drafts. This Agreement shall not be binding or effective until properly executed and delivered by both the Developer and BRI OP.

               7.7. Number and Gender. As used in this Agreement, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

               7.8. Headings; Schedules; Exhibits. The headings of the various Sections of this Agreement have been inserted solely for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement. All references to Sections or paragraphs herein shall be to the specified Section or paragraph of this Agreement, unless stated to the contrary, and all references to Schedules and Exhibits shall be to the specified Schedules and Exhibits annexed hereto. All Schedules and Exhibits annexed hereto are made a part hereof. All terms defined herein shall have the same meanings in the Schedules and Exhibits, except as otherwise provided therein. All references in this Agreement shall be deemed to include the Schedules and Exhibits.

               7.9. Publicity. In no event shall either the Developer or the BRI OP issue any press release or otherwise communicate to any third party any information regarding this Agreement or the transactions contemplated hereby unless the other party has consented thereto and to the form and substance of any such statement, announcement or release; provided, however, that nothing herein shall be deemed to limit or impair in any way any party's ability to disclose the details of the transactions contemplated hereby to the accountants, attorneys or other authorized agents of such party or as such party deems necessary or desirable pursuant to any court or governmental order or applicable securities regulations or financial reporting requirements, nor shall BRI OP or Berkshire be precluded from describing this Agreement and the transactions herein contemplated in any filings made pursuant to any securities laws or in connection with the Public Offering, or from filing this Agreement, the Exhibits hereto and the Schedules as exhibits to any filings by the BRI OP or Berkshire required by any securities laws. Notwithstanding the foregoing, no party hereunder shall have any liability by reason of the details of the transactions contemplated hereby becoming known by means beyond the reasonable control of such party. The provisions of this Section 7.9 shall survive any closing on a New Development Site or New Development Project.

               7.10. Force Majeure. Each party is excused from performing any act required under this Agreement (except for payment of money) while delayed or prevented by a cause not within its reasonable control, such as a strike, lockout, or other labor dispute, insurrection, riot, mob violence, or other civil commotion, sabotage, inability to obtain labor, material, equipment or utility services in the open market, failure of transportation, water, sewer or other utility or building permit moratorium, road construction moratorium, or other governmental action (including enforcement of requirements of any adequate public facilities ordinance) condemnation, adverse weather, fire or other casualty event, or other act of God (each of which is called a "Force Majeure Event"). Time periods and dates in this Agreement are extended to account for the delay or prevention caused by the Force Majeure Event.

               7.11. Affiliates. For purposes hereof, an "affiliate" of a party shall be deemed to include any person or entity controlling, controlled by, or under common control with such party. Berkshire shall be deemed an affiliate of BRI OP, and Morton Gorn, Stephen M. Gorn and John B. Colvin and any entities controlled by them shall be deemed affiliates of Developer.

               7.12. Interpretation. If any restriction set forth in Sections 1.1, 1.2 or 1.3 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement under their respective hands and seals as of the day and year first above written.


WITNESS:                                    DEVELOPER


________________________________            QUESTAR PROPERTIES, INC.


                                            By:________________________________
                                                 Name:
                                                 Title:


                                               --------------------------------
                                                 Stephen M. Gorn

                                               --------------------------------
                                                 John B. Colvin


                                            BRI OP LIMITED PARTNERSHIP

                                                 By:  BRI OP Apartments, Inc.
                                                      General Partner



____________________________                     By: _________________________
                                                       Name:
                                                       Title:

                                                       -        BRI OP -

                                    EXHIBIT A
                                    ---------
                         - List of Related Agreements -

                                    EXHIBIT B
                                    ---------
                  - Example of BRI OP Blended Cost of Capital -

Blended Cost of Capital = (BRI OP Equity Rate x .6) + (BRI OP Debt Rate x .4)

BRI OP Equity Rate = BRI OP Budgeted FFO/ Share Price/ OP Offering Cost
Percentage

BRI OP Debt Rate = Permanent Debt Rate FNMA Tier IV Loan

If the following assumptions are used, then the calculation is as follows:

Budgeted FFO = $1.14
Share Price = $11.25
FNMA Tier IV = 7.5%
Offering Cost Percentage = 1-.07 = .93%
BRI OP Equity Rate = (1.14/11.25) / .93 = 10.896%
BRI OP Debt Rate = 7.5%
Blended Cost of Capital = (10.896% x .6) 6.537% + (7.5% x .4) 3.00%  = 9.537%